Exhibit 99.1

GOOGLE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

MOUNTAIN VIEW, Calif. – January 21, 2010 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and the fiscal year ended December 31, 2009.

“Google had a strong fourth quarter, with 17% year over year revenue growth,” said Eric Schmidt, CEO of Google. “Given that the global economy is still in the early days of recovery, this was an extraordinary end to the year. Our performance in 2009 underscored the strength of our management team, the resilience of our business model and the pace of innovation within our product and engineering teams, which continued unabated throughout the downturn. As we enter 2010, we remain hugely optimistic about the internet and are continuing to invest heavily in technological innovation for the benefit not only of our users and customers, but also the wider web.”

Q4 Financial Summary

Google reported revenues of $6.67 billion for the quarter ended December 31, 2009, an increase of 17% compared to the fourth quarter of 2008. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the fourth quarter of 2009, TAC totaled $1.72 billion, or 27% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income in the fourth quarter of 2009 was $2.48 billion, or 37% of revenues. This compares to GAAP operating income of $1.86 billion, or 33% of revenues, in the fourth quarter of 2008. Non-GAAP operating income in the fourth quarter of 2009 was $2.76 billion, or 41% of revenues. This compares to non-GAAP operating income of $2.15 billion, or 38% of revenues, in the fourth quarter of 2008.

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GAAP net income in the fourth quarter of 2009 was $1.97 billion, compared to $382 million in the fourth quarter of 2008. Non-GAAP net income in the fourth quarter of 2009 was $2.19 billion, compared to $1.62 billion in the fourth quarter of 2008.

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GAAP EPS in the fourth quarter of 2009 was $6.13 on 322 million diluted shares outstanding, compared to $1.21 in the fourth quarter of 2008 on 317 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2009 was $6.79, compared to $5.10 in the fourth quarter of 2008.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and, in the fourth quarter of 2008, the non-cash impairment charges primarily related to our investments in AOL and Clearwire, and the related tax benefits. In the fourth quarter of 2009, the charge related to SBC was $276 million, compared to $286 million in the fourth quarter of 2008. The tax benefit related to SBC was $62 million in the fourth quarter of 2009 and $65 million in the fourth quarter of 2008. In the fourth quarter of 2008, we recognized $1.09 billion in asset impairment charges related primarily to our investments in AOL and Clearwire. The tax benefit related to the impairment charges was $82 million in the fourth quarter of 2008. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q4 Financial Highlights

Revenues – Google reported revenues of $6.67 billion in the fourth quarter of 2009, representing a 17% increase over fourth quarter 2008 revenues of $5.70 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $4.42 billion, or 66% of total revenues, in the fourth quarter of 2009. This represents a 16% increase over fourth quarter 2008 revenues of $3.81 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $2.04 billion, or 31% of total revenues, in the fourth quarter of 2009. This represents a 21% increase from fourth quarter 2008 network revenues of $1.69 billion.

International Revenues – Revenues from outside of the United States totaled $3.52 billion, representing 53% of total revenues in the fourth quarter of 2009, compared to 53% in the third quarter of 2009 and 50% in the fourth quarter of 2008. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2009 through the fourth quarter of 2009, our revenues in the fourth quarter of 2009 would have been $112 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2008 through the fourth quarter of 2009, our revenues in the fourth quarter of 2009 would have been $196 million lower.

•	Revenues from the United Kingdom totaled $772 million, representing 12% of revenues in the fourth quarter of 2009, compared to 12% in the fourth quarter of 2008.

•	In the fourth quarter of 2009, we recognized a benefit of $8 million to revenues through our foreign exchange risk management program, compared to $129 million in the fourth quarter of 2008.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 13% over the fourth quarter of 2008 and increased approximately 9% over the third quarter of 2009.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 5% over the fourth quarter of 2008 and increased approximately 2% over the third quarter of 2009.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.72 billion in the fourth quarter of 2009, compared to TAC of $1.48 billion in the fourth quarter of 2008. TAC as a percentage of advertising revenues was 27% in the fourth quarter of 2009, compared to 27% in the fourth quarter of 2008.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.47 billion in the fourth quarter of 2009. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $250 million in the fourth quarter of 2009.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, decreased to $688 million, or 10% of revenues, in the fourth quarter of 2009, compared to $707 million, or 12% of revenues, in the fourth quarter of 2008.

Operating Expenses – Operating expenses, other than cost of revenues, were $1.78 billion in the fourth quarter of 2009, or 27% of revenues, compared to $1.65 billion in the fourth quarter of 2008, or 29% of revenues.

Stock-Based Compensation (SBC) – In the fourth quarter of 2009, the total charge related to SBC was $276 million, compared to $286 million in the fourth quarter of 2008.

We currently estimate SBC charges for grants to employees prior to January 1, 2010 to be approximately $1.2 billion for 2010. This estimate does not include expenses to be recognized related to employee stock awards that are granted after December 31, 2009 or non-employee stock awards that have been or may be granted.

Operating Income – GAAP operating income in the fourth quarter of 2009 was $2.48 billion, or 37% of revenues. This compares to GAAP operating income of $1.86 billion, or 33% of revenues, in the fourth quarter of 2008. Non-GAAP operating income in the fourth quarter of 2009 was $2.76 billion, or 41% of revenues. This compares to non-GAAP operating income of $2.15 billion, or 38% of revenues, in the fourth quarter of 2008.

Interest Income and Other, Net – Interest income and other, net increased to $88 million in the fourth quarter of 2009, compared to $70 million in the fourth quarter of 2008.

Income Taxes – Our effective tax rate was 23% for the fourth quarter of 2009.

Net Income – GAAP net income in the fourth quarter of 2009 was $1.97 billion, compared to $382 million in the fourth quarter of 2008. Non-GAAP net income was $2.19 billion in the fourth quarter of 2009, compared to $1.62 billion in the fourth quarter of 2008. GAAP EPS in the fourth quarter of 2009 was $6.13 on 322 million diluted shares outstanding, compared to $1.21 in the fourth quarter of 2008 on 317 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2009 was $6.79, compared to $5.10 in the fourth quarter of 2008.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the fourth quarter of 2009 totaled $2.73 billion, compared to $2.12 billion in the fourth quarter of 2008. In the fourth quarter of 2009, capital expenditures were $221 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2009, free cash flow was $2.51 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of December 31, 2009, cash, cash equivalents, and short-term marketable securities were $24.5 billion.

On a worldwide basis, Google employed 19,835 full-time employees as of December 31, 2009, up from 19,665 full-time employees as of September 30, 2009.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s fourth quarter 2009 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

Following the earnings conference call, Google will host an additional question-and-answer session to provide an opportunity for financial analysts to ask more detailed product and financial questions. This follow-up call will begin today at 3:00 PM (PT) / 6:00 PM (ET) and will also be webcast and available at http://investor.google.com/webcast.html.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our strategy to invest in our products, our expected stock-based compensation charges and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, which we expect to file with the SEC in February 2010. All information provided in this release and in the attachments is as of January 21, 2010, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures“ and “Reconciliation from net cash provided by operating activities to free cash flow“ included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,“ meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation and one-time events so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation and, in the fourth quarter of 2008, non-cash impairment charges, less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation and the impairment charges in the fourth quarter of 2008. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008*	December 31, 2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,656,672	$10,197,588
Marketable securities	7,189,099	14,287,187
Accounts receivable, net of allowance	2,642,192	3,178,471
Deferred income taxes, net	286,105	644,406
Income taxes receivable, net	—	23,244
Prepaid revenue share, expenses and other assets	1,404,114	836,062

Total current assets	20,178,182	29,166,958
Prepaid revenue share, expenses and other assets, non-current	433,846	416,119
Deferred income taxes, net, non-current	—	262,611
Non-marketable equity securities	85,160	128,977
Property and equipment, net	5,233,843	4,844,610
Intangible assets, net	996,690	774,938
Goodwill	4,839,854	4,902,565

Total assets	$31,767,575	$40,496,778

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$178,004	$215,867
Accrued compensation and benefits	811,643	982,482
Accrued expenses and other current liabilities	480,263	570,080
Accrued revenue share	532,547	693,958
Deferred revenue	218,084	285,080
Income taxes payable, net	81,549	—

Total current liabilities	2,302,090	2,747,467

Deferred revenue, non-current	29,818	41,618
Income taxes payable, net, non-current	890,115	1,392,468
Deferred income taxes, net, non-current	12,515	—
Other long-term liabilities	294,175	311,001

Stockholders’ equity:
Common stock	315	318
Additional paid-in capital	14,450,338	15,816,738
Accumulated other comprehensive income	226,579	105,090
Retained earnings	13,561,630	20,082,078

Total stockholders’ equity	28,238,862	36,004,224

Total liabilities and stockholders’ equity	$31,767,575	$40,496,778

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008*	2009
	(unaudited)			(unaudited)
Revenues	$5,700,904	$6,673,825	$21,795,550	$23,650,563

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $12,099, $6,051, $41,340, $47,051)	2,190,005	2,408,400	8,621,506	8,844,115
Research and development (including stock-based compensation expense of $182,075, $178,948, $732,418, $725,342)	733,342	736,234	2,793,192	2,843,027

Sales and marketing (including stock-based compensation expense of $56,354, $52,439, $206,020, $231,019)	505,993	583,149	1,946,244	1,983,941
General and administrative (including stock-based compensation expense of $35,644, $38,536, $139,988, $160,642)	411,360	465,059	1,802,639	1,667,294

Total costs and expenses	3,840,700	4,192,842	15,163,581	15,338,377

Income from operations	1,860,204	2,480,983	6,631,969	8,312,186
Impairment of equity investments	(1,094,757)	—	(1,094,757)	—
Interest income and other, net	69,899	87,688	316,384	69,003

Income before income taxes	835,346	2,568,671	5,853,596	8,381,189
Provision for income taxes	452,904	594,571	1,626,738	1,860,741

Net income	$382,442	$1,974,100	$4,226,858	$6,520,448

Net income per share - basic	$1.22	$6.22	$13.46	$20.62

Net income per share - diluted	$1.21	$6.13	$13.31	$20.41

Shares used in per share calculation - basic	314,651	317,237	313,959	316,221

Shares used in per share calculation - diluted	316,864	322,163	317,514	319,416

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008*	2009
	(unaudited)			(unaudited)
Operating activities
Net income	$382,442	$1,974,100	$4,226,858	$6,520,448
Adjustments:
Depreciation and amortization of property and equipment	313,475	296,817	1,212,237	1,240,030
Impairment of equity investments	1,094,757	—	1,094,757	—
Amortization of intangible and other assets	72,035	68,689	287,650	284,278
Stock-based compensation expense	286,172	275,974	1,119,766	1,164,054
Excess tax benefits from stock-based award activities	(44,318)	(25,878)	(159,088)	(90,271)
Deferred income taxes	(100,048)	20,278	(224,645)	(268,060)
Other, net	(17,422)	6,070	(31,910)	(20,268)
Changes in assets and liabilities, net of effects of acquisitions and divestiture:
Accounts receivable	(116,138)	(377,360)	(334,464)	(504,039)
Income taxes, net	73,354	120,373	626,027	217,476
Prepaid revenue share, expenses and other assets	22,827	(51,423)	(147,132)	262,035
Accounts payable	(59,374)	24,327	(211,539)	33,642
Accrued expenses and other liabilities	176,025	257,413	338,907	243,138
Accrued revenue share	18,433	100,662	14,000	157,669
Deferred revenue	20,079	41,489	41,433	76,066

Net cash provided by operating activities	2,122,299	2,731,531	7,852,857	9,316,198

Investing activities
Purchases of property and equipment	(367,844)	(221,357)	(2,358,461)	(809,888)
Purchases of marketable securities	(7,542,011)	(9,552,064)	(15,356,304)	(29,139,065)
Maturities and sales of marketable securities	6,127,893	5,087,284	15,762,796	22,102,867
Investments in non-marketable equity securities	(2,285)	(19,154)	(47,154)	(65,095)
Acquisitions, net of cash acquired and proceeds received from divestiture, and purchases of intangible and other assets	(32,591)	(67,951)	(3,320,299)	(108,024)

Net cash used in investing activities	(1,816,838)	(4,773,242)	(5,319,422)	(8,019,205)

Financing activities
Net proceeds (payments) related to stock-based award activities	(33,269)	132,683	(71,521)	143,141
Excess tax benefits from stock-based award activities	44,318	25,878	159,088	90,271

Net cash provided by financing activities	11,049	158,561	87,567	233,412

Effect of exchange rate changes on cash and cash equivalents	(30,307)	(6,377)	(45,923)	10,511

Net increase (decrease) in cash and cash equivalents	286,203	(1,889,527)	2,575,079	1,540,916
Cash and cash equivalents at beginning of period	8,370,469	12,087,115	6,081,593	8,656,672

Cash and cash equivalents at end of period	$8,656,672	$10,197,588	$8,656,672	$10,197,588

*	Derived from audited financial statements.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three Months Ended December 31, 2008						Three Months Ended December 31, 2009
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$286,172	(c)					$275,974	(d)

Income from operations	$1,860,204	32.6%	$286,172		$2,146,376	37.6%	$2,480,983	37.2%	$275,974		$2,756,957	41.3%

			$286,172	(c)					$275,974	(d)
			(65,161	)(e)					(62,011	)(e)
			1,094,757	(f)
			(82,275	)(g)

Net income	$382,442		$1,233,493		$1,615,935		$1,974,100		$213,963		$2,188,063

Net income per share - diluted	$1.21				$5.10		$6.13				$6.79

Shares used in per share calculation - diluted	316,864				316,864		322,163				322,163

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $286.2 million of stock-based compensation expense recorded in the fourth quarter of 2008.
(d)	To eliminate $276.0 million of stock-based compensation expense recorded in the fourth quarter of 2009.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).
(f)	To eliminate $1,094.8 million of impairment charges related to certain equity investments.
(g)	To eliminate income tax effects related to the charges noted in (f).

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three Months Ended December 31, 2009
Net cash provided by operating activities	$2,731,531

Less purchases of property and equipment	(221,357)

Free cash flow	$2,510,174

Net cash used in investing activities*	$(4,773,242)

Net cash provided by financing activities	$158,561

*	includes purchases of property and equipment.

The following table presents our revenues by revenue source (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Advertising revenues:
Google web sites	$3,811,166	$4,421,304	$14,413,826	$15,722,486
Google Network web sites	1,693,405	2,043,886	6,714,688	7,166,318

Total advertising revenues	5,504,571	6,465,190	21,128,514	22,888,804
Licensing and other revenues	196,333	208,635	667,036	761,759

Revenues	$5,700,904	$6,673,825	$21,795,550	$23,650,563

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Advertising revenues:
Google web sites	67%	66%	66%	67%
Google Network web sites	30%	31%	31%	30%

Total advertising revenues	97%	97%	97%	97%
Licensing and other revenues	3%	3%	3%	3%

Revenues	100%	100%	100%	100%